UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 1, 2024

CLEARWATER PAPER CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-34146	20-3594554
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

601 West Riverside Ave., Suite 1100
Spokane, WA	99201
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (509) 344-5900

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchanged on which registered
Common Stock, par value $0.0001 per share	CLW	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

AgWest Credit Agreement

On the Closing Date (as defined below), Clearwater Paper Corporation (the “Company”) entered into an amendment and restatement of its credit agreement, dated October 27, 2023 by and among the Company, AgWest Farm Credit, PCA, as administrative agent (the “Agent”), and the lenders party thereto (as amended, the “Non-ABL Credit Agreement”).

The credit facility provided under the Non-ABL Credit Agreement consists of (i) a term revolver loan commitment in the amount of $270 million (the “Term Revolver Facility”), $150 million of which was disbursed on October 27, 2023 and $120 million of which was drawn after giving effect to the closing of the Transaction (as defined below) (ii) a term loan commitment in the amount of $400 million (the “Farm Credit Term Loan Facility”), which was fully drawn after giving effect to the closing of the Transaction and (iii) a term loan commitment in the amount of $90 million (the “Commercial Bank Term Loan Facility” and together with the Farm Credit Term Loan Facility, collectively, the “Term Loan Facilities”), which was fully drawn after giving effect to the closing of the Transaction. The Company may also increase commitments under the Term Revolver Facility in an aggregate principal amount of up to $60 million, subject to obtaining commitments from any participating lender and certain other conditions. The proceeds from the Closing Date borrowings under the Non-ABL Credit Agreement were used by the Company to finance the Transaction; to pay fees and expenses in connection with the Non-ABL Credit Agreement; and for working capital purposes.

The lending commitment under the Term Revolver Facility is subject to an annual reduction of 2% of the commitments then in effect. The Non-ABL Credit Agreement matures and the lending obligations under the Term Revolver Facility terminate on the earlier of (i) in the case of the Term Revolver Facility and the Commercial Bank Term Loan Facility, May 1, 2029, (ii) in the case of the Farm Credit Term Loan Facility, May 1, 2031 and (iii) and the date that is 91 days prior to the maturity of the Company’s 4.750% senior notes due 2028, unless during such period of time the outstanding principal amount of such senior notes plus $50 million is less than the sum of the Company’s available borrowing liquidity and unrestricted cash. The obligations of the Company under the Non-ABL Credit Agreement are secured by liens on substantially all of the personal property assets of the Company and each of its domestic subsidiaries that are guarantors of the Non-ABL Credit Agreement.

The Company may, at its option, prepay and reborrow any borrowings under the Term Revolver Facility, in whole or in part, at any time and from time to time without premium or penalty (except in certain circumstances). In addition, the Company must make mandatory prepayments of principal under the Term Revolver Facility upon the occurrence of certain asset sales (subject to customary reinvestment rights). Pursuant to the Non-ABL Credit Agreement, the Company is required to repay the aggregate outstanding principal amount of the borrowings under the Term Loan Facilities in quarterly installments on the last day of each March, June, September and December, commencing on the first day of the third full fiscal quarter after the Closing Date, and ending with the last such day to occur prior to the maturity date, in an aggregate amount equal to (i) in the case of the Farm Credit Term Loan Facility, $2.0 million on each such payment date and (ii) in the case of the Commercial Bank Term Loan Facility, in an amount equal to (x) $562.5 thousand for any such payment date occurring on or prior to the first anniversary of the Closing Date, (y) $1.125 million for any such payment date occurring after the first anniversary of the Closing Date and on or prior to the fourth anniversary of the Closing Date and (z) $1.6875 million for any such payment date occurring after the fourth anniversary of the Closing Date. The Company may, at its option, prepay any borrowings under the Term Loan Facilities, in whole or in part, at any time and from time to time without premium or penalty. In addition, the Company must make mandatory prepayments of principal under the Term Loan Facilities upon the occurrence of certain specified events, including certain asset sales (subject to customary reinvestment rights), debt issuances not permitted under the Non-ABL Credit Agreement, and of 50% of its quarterly excess cash flows, less any voluntary prepayments of the Term Loan Facilities. Amounts repaid or prepaid by the Company with respect to the Term Loan Facilities cannot be reborrowed. Any remaining outstanding principal balance under the Non-ABL Credit Agreement is repayable on the maturity date.

Under the Term Revolver Facility and the Farm Credit Term Loan Facility, loans generally may bear interest based on SOFR or the Agent’s fixed rate, as applicable, plus, in each case, an applicable margin that (i) prior to repayment in full of the Term Loan Facilities, may vary between 2.25% per annum and 4.75% per annum based on the Company’s consolidated leverage ratio (as defined under and calculated in accordance with Non-ABL Credit Agreement) and (ii) with respect to the Term Revolver Facility and after payment in full of the Term Loan Facilities, is 3.65% per annum. In the case of the $150 million borrowing disbursed under the Term Revolver Facility on October 27, 2023, the Company previously selected a one-year fixed rate loan bearing interest at an all-in interest rate of 9.13%. Under the Commercial Bank Term Loan Facility, loans generally may bear interest based on SOFR or a base rate, as applicable, plus, in each case, an applicable margin that (x) in the case of SOFR loans, may vary between 1.75% per annum and 4.25% per annum based on the Company’s consolidated leverage ratio and (y) in the case of base rate loans, may vary between 0.75% per annum and 3.25% per annum, in each case, based on the Company’s consolidated leverage ratio.

From the Closing Date until the Company’s consolidated leverage ratio is less than or equal to 3.25 to 1.00 and the Company’s debt to capitalization ratio is less than or equal to 60%, in each case, for four consecutive fiscal quarters (or as of the end of a quarter, if earlier, if a disposition is consummated which results in indebtedness being reduced by at least $200 million) the Company must maintain the following financial covenants: (i) a maximum consolidated leverage ratio not greater than (x) commencing with the first fiscal quarter ending at least fifteen (15) months after the Closing Date and until the fiscal quarter ending immediately prior to the first fiscal quarter ending at least twenty-four (24) months after the Closing Date, 4.50 to 1.00, and (y) commencing with the first fiscal quarter ending at least twenty-four (24) months after the Closing Date and thereafter, 4.00 to 1.00; and (ii) a minimum current ratio (as defined under and calculated in accordance with Non-ABL Credit Agreement) not less than 1.25 to 1.00. In addition, until the Commercial Bank Term Loan Facility is paid in full, the Company must maintain a maximum debt to capitalization ratio no greater than (1) commencing with the first fiscal quarter ending after the Closing Date and until the fiscal quarter ending immediately prior to the first fiscal quarter ending at least twenty-four (24) months after the Closing Date, 70%, (2) commencing with the first fiscal quarter ending at least twenty-four (24) months after the Closing Date and until the fiscal quarter ending immediately prior to the first fiscal quarter ending at least forty-eight (48) months after the Closing Date, 65%, and (3) commencing with the first fiscal quarter ending at least forty-eight (48) months after the Closing Date and thereafter, 60%.

The Non-ABL Credit Agreement contains certain customary representations, warranties, and affirmative and negative covenants of the Company and its subsidiaries that restrict the Company’s and its subsidiaries’ ability to take certain actions, including, incurrence of indebtedness, creation of liens, mergers or consolidations, capital expenditures, dispositions of assets, repurchase or redemption of capital stock and certain types of indebtedness, making certain investments, entering into certain transactions with affiliates or changing the nature of the Company’s business. The obligations under the Non-ABL Credit Agreement may be accelerated or the commitments terminated upon the occurrence of events of default under the Non-ABL Credit Agreement, which include payment defaults, defaults in the performance of affirmative and negative covenants, the inaccuracy of representations or warranties, bankruptcy and insolvency related defaults, cross defaults to other material indebtedness, defaults arising in connection with changes in control, and other customary events of default.

ABL Credit Agreement

On the Closing Date, the Company also entered into an amendment (the “ABL Amendment”) of its ABL Credit Agreement dated July 26, 2019, among the Company, as borrower, the several lenders from time to time parties thereto and JPMorgan Chase Bank, N.A., as administrative agent (as amended, the “ABL Credit Agreement”), the primary purpose of which was to permit the Transaction and entry into the Non-ABL Credit Agreement. In connection with the ABL Amendment, among other things, the maximum commitment of the lenders (subject to borrowing base limitations) under the ABL Credit Agreement was increased from $275 million to $375 million, $120 million of which was outstanding after giving effect to the closing of the Transaction and $3.7 million of which was utilized for outstanding but undrawn letters of credit. In addition, pursuant to the ABL Amendment, the debt, liens and dispositions covenants were amended.

The foregoing description of the Non-ABL Credit Agreement and the ABL Amendment are qualified in their entirety by reference to the Non-ABL Credit Agreement which is attached hereto as Exhibit 10.1, and the ABL Amendment which is attached hereto as Exhibit 10.2, each of which is incorporated by reference herein.

Item 2.01. Completion of Acquisition or Disposition of Assets.

As previously disclosed in the Company’s Current Report on Form 8-K filed on February 21, 2024, on February 20, 2024, the Company entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Graphic Packaging International, LLC (“GPK”), a wholly owned subsidiary of Graphic Packaging Holding Company.

The closing of the transactions contemplated by the Purchase Agreement occurred on May 1, 2024 (the “Closing Date”). Pursuant to the Purchase Agreement, on the Closing Date, the Company acquired certain assets of GPK’s consumer packaging business operating out of GPK’s paperboard mill and associated facilities in Augusta, Georgia (the “Mill Facility”) composed of the manufacturing, marketing and/or sale of paperboard produced at the Mill Facility (such acquisition and related transactions contemplated by the Purchase Agreement, the “Transaction”). On the Closing Date, the Company paid approximately $700 million in cash, subject to adjustments for inventory and other assets.

The foregoing description of the Purchase Agreement and the Transaction does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, which was filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on February 21, 2024 and is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The description set forth under Item 1.01 of this Form 8-K is incorporated by reference herein in its entirety.

Item 9.01. Financial Statements and Exhibits.

(a) Financial statements of businesses or funds acquired

The Company intends to file an amendment to this Form 8-K, to provide the financial statements required pursuant to this Item 9.01(a), within seventy-one (71) calendar days after the date on which this Form 8-K was required to be filed.

(b) Pro forma financial information

The Company intends to file an amendment to this Form 8-K, to provide the pro forma financial information required pursuant to this Item 9.01(b), within seventy-one (71) calendar days after the date on which this Form 8-K was required to be filed.

(d) Exhibit Index

Exhibit	Description

2.1	Asset Purchase Agreement, dated February 20, 2024, by and between Graphic Packaging International, LLC and Clearwater Paper Corporation. Filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on February 21, 2024 and incorporated herein by reference.

10.1	Amended and Restated Credit Agreement, dated May 1, 2024, by and among Clearwater Paper Corporation, AgWest Farm Credit, PCA, as administrative agent, and the lenders party thereto.

10.2	Fifth Amendment to ABL Credit Agreement and Omnibus Amendment, dated May 1, 2024, by and among Clearwater Paper Corporation, the subsidiary guarantors party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto.

104	Cover Page Interactive Data file (formatted as Inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 1, 2024

CLEARWATER PAPER CORPORATION

By:	/s/ Michael S. Gadd
Michael S. Gadd, Corporate Secretary

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